Exhibit 99.1

November 3, 2010

Eagle Rock Reports Third-Quarter 2010 Financial Results and Updates Distribution Expectations

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its unaudited financial results for the three months ended September 30, 2010. Financial highlights with respect to third-quarter 2010 included the following:

•	Reported Adjusted EBITDA of $33.2 million, up from the $32.1 million reported in second-quarter 2010.

•	Repaid $50.0 million of outstanding borrowings during the quarter with proceeds from the rights offering, reducing total debt outstanding to $515.4 million as of September 30, 2010.

•	Reported Distributable Cash Flow of $17.2 million, an increase of approximately 11% as compared to the $15.5 million reported in second-quarter 2010.

•	Reported a net loss of $25.2 million, primarily attributable to unrealized commodity and interest rate derivative losses totaling $20.2 million.

•
Announced a quarterly distribution with respect to the third quarter of 2010 of $0.025 per common unit, unchanged from the distribution paid with respect to second-quarter 2010; management has announced its intention to recommend a $0.15 per unit distribution with respect to the fourth quarter of 2010 (payable in February 2011).

During the third quarter of 2010, Eagle Rock completed the final aspects of the Recapitalization and Related Transactions (as outlined in the Partnership's definitive proxy statement filed with the Securities and Exchange Commission on March 30, 2010) with the acquisition of the Partnership's general partner entities on July 30th and the expiration of the equity backstop commitment from Natural Gas Partners on September 21st.
Following the end of the quarter, the Partnership announced two significant events with respect to its midstream operations in the Texas Panhandle. First, the recently-installed Phoenix processing plant began commercial operations in October. The plant has current capacity of 50 MMcf/d and is expandable to 80 MMcf/d through additional compression.
Second, the Partnership entered into a purchase and sale agreement to acquire certain natural gas gathering systems and related facilities located primarily in Wheeler and Hemphill Counties in the Texas Panhandle from Centerpoint Energy Field Services, Inc. (the "Centerpoint Acquisition"). The purchase price for the assets was approximately $27 million, subject to post-closing adjustments. The Centerpoint Acquisition closed on October 19, 2010, with an effective date of October 1, 2010.The acquired assets include over 200 miles of gathering pipeline and related compression and dehydration facilities, together with gas gathering contracts, rights of way and other intangible assets. The assets are located in the core of the active and prolific Granite Wash play and are highly complementary to the Partnership's existing East Panhandle system.
In addition, Eagle Rock acquired certain additional interests in the Big Escambia Creek Field and the nearby Flomaton and Fanny Church Fields, located in Escambia County, Alabama, from

Indigo Minerals, LLC, for $4.1 million, with an effective date of August 1, 2010. These interests are in wells in which the Partnership currently owns a significant interest and are nearly 100% operated by the Partnership. The Partnership estimates that the interests contain 411 MBoe of proved reserves, 87% of which are classified as proved developed producing. Currently, the daily production rate associated with the interests is 130 Boe/d.
"With the recapitalization behind us and a stronger balance sheet in place, we are excited to return our full focus to growing the Partnership,” said Joseph A. Mills, Chairman and Chief Executive Officer. "The Centerpoint Acquisition significantly expands our existing midstream footprint in the growing Granite Wash play. With the recent completion of our highly-efficient Phoenix Plant in the Texas Panhandle, we will be able to offer our customers improved recoveries and additional capacity in an area that continues to see increased drilling activity."
Update Regarding Distribution Policy
As announced on July 28, 2010, management intends to recommend increasing the quarterly distribution to an annualized rate of $0.60 per unit commencing with respect to the fourth quarter of 2010 (payable in February 2011). Given its current outlook for the Partnership, the Eagle Rock management team anticipates recommending to the Board of Directors further quarterly increases in the distribution throughout 2011, with the expectation and objective of reaching an annualized distribution rate of $0.75 per unit commencing with respect to the fourth quarter of 2011 (payable in February 2012).
Actual future increases in the distribution level, if any, will be driven by market conditions, future commodity prices, the Partnership's leverage levels, the performance of the Partnership's underlying assets and the Partnership's ability to consummate accretive growth projects or acquisitions.
Management's distribution recommendation is subject to change should factors affecting the general business climate or the Partnership's specific operations differ from current expectations. All actual distributions paid will be determined and declared at the discretion of the Eagle Rock board of directors.
Third-Quarter 2010 Financial and Operating Results
Eagle Rock analyzes and manages its operations under six segments: four segments in its Midstream Business - the Texas Panhandle, East Texas/Louisiana, South Texas and Gulf of Mexico Segments - and the Upstream and Corporate Segments. The Corporate Segment includes the Partnership's general and administrative expenses, derivatives portfolio, and other corporate activities. The following discussion of Eagle Rock's operating income by business segment compares the Partnership's financial results in the third quarter of 2010 to those of the second quarter of 2010. The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the third quarter of 2009. Please refer to the financial tables at the end of this release for further detailed information.
Midstream Business - Operating income from continuing operations, excluding the impact of impairments, for the Midstream Business in the third quarter of 2010 decreased by $7.4 million, or 45%, compared to the second quarter of 2010. Approximately $4.2 million of the decrease was due to lower volume deficiency payments from the Partnership's producer customers in its East Texas / Louisiana segment during the third quarter. Also contributing to the decrease in operating income was a 5% decrease in equity NGL volumes and lower realized NGL and condensate prices. These factors were partially offset by higher equity condensate volumes.
In the Texas Panhandle, gathered volumes were down 7%, with combined equity NGL and condensate volumes down less than 1%, compared to the second quarter of 2010. The decrease in gathered volumes was primarily due to the natural declines in the underlying existing wells in the West Panhandle and certain wells in the East Panhandle that came back on-line lower than expected after fracing. In addition, some of the Partnership's producers experienced delays in contracting well completion services during the quarter.
In East Texas, gathered volumes were down 3%, with equity NGL and condensate volumes up 14%, compared to the second quarter of 2010. Equity NGL and condensate volumes were up primarily due to increased drilling in the "liquids-rich" Austin Chalk play which is serviced by the Partnership's Brookeland gathering system and processing plant.
In South Texas, gathered volumes were down 29%, with equity NGL and condensate volumes down 64%, compared to the second quarter of 2010. Gathered volumes were down primarily due to the loss of a significant producer contract at the Partnership's Raymondville system and decreased drilling activity. Equity condensate volumes declined substantially in the three months ended September 30, 2010 due to lower gathered volumes, reduced “pigging” operations in the third quarter of 2010 and a negative accounting adjustment made during the third quarter to true-up estimated volumes recorded for the second quarter of 2010.
In the Gulf of Mexico, gathered volumes were up 4%, with equity NGL volumes up 16%. The increase in gathering volumes and equity NGL volumes were primarily a result of scheduled outages in the second quarter of 2010 at the Yscloskey and North Terrebonne processing plants in which the Partnership owns interests as well as increased activity in the shallow water Gulf of Mexico in the third quarter of 2010.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the third quarter of 2010, excluding the impact of impairments, increased by $2.7 million, or 43%, compared to the second quarter of 2010. The increase was attributable to higher oil and condensate production volumes and lower operating costs and expenses, as compared to the second quarter of 2010. Specifically, second-quarter 2010 included certain expenses associated with the 12-day turnaround at the Partnership's Big Escambia Creek facility and the recording of sulfur disposal costs in the second quarter pertaining to a prior period. Upstream revenues were also higher due to the reversal of an accrual related to a revenue sharing arrangement at the Partnership's Flomaton and Fanny Church fields because the required minimum volumes, pursuant to the contract, were not met. Upstream revenues in the third quarter of 2010 were negatively impacted by lower commodity prices and the shut-in of the Partnership's East Texas oil, natural gas, NGL, and sulfur production due to an unscheduled shutdown of the Eustace processing facility owned and operated by a third party. As previously disclosed, the Eustace facility was shut down on August 11, 2010, due to significant damage to the facility's sulfur recovery unit. The Partnership estimates the shut-in negatively impacted net revenues in its Upstream Business in the third quarter by approximately $2.1 million. The most recent update the Partnership received from the third-party owner of the Eustace facility estimated the plant will not restart until late December 2010. The Partnership is pursuing recovery under its contingent business interruption insurance of a portion (subject to deductibles) of its lost net revenues due to the shut-in of the Eustace facility.

Corporate Segment - Cash flow from realized commodity derivative settlements increased by $4.3 million to a realized net loss of $1.5 million in third-quarter 2010, as compared to a realized net loss of $5.8 million in second-quarter 2010. This was primarily due to the higher weighted average strike price on Eagle Rock's crude oil hedges in the third quarter of 2010 ($67.67 per barrel) relative to $61.96 per barrel in the second quarter of 2010. The weighted average strike price on the Partnership's crude oil hedges for the remainder of 2010 increases to $70.52 per barrel, which represents a 4.2% increase from the average strike price in the third quarter of 2010.
Total revenue for third-quarter 2010, including the impact of Eagle Rock's realized and unrealized derivative gains and losses, was $159.0 million, down 29% compared with $222.9 million reported for second-quarter 2010. The largest contributor to the decline in total revenue was the Partnership's unrealized loss on commodity derivatives. Eagle Rock recorded an unrealized loss on commodity derivatives of $17.0 million in third-quarter 2010, as compared to an unrealized gain on commodity derivatives of $41.4 million in second-quarter 2010. The unrealized gain (loss) on commodity derivatives is a non-cash, mark-to-market amount which includes the amortization of commodity hedging costs. Revenues associated with the sale of crude oil, natural gas, NGLs, condensate and sulfur were down only 3% relative to the second quarter of 2010, driven by lower average realized prices and reduced drilling activity. Third-quarter 2010 revenues included a realized loss on commodity derivatives of $1.5 million, as compared to a realized loss of $5.8 million in second-quarter 2010.
Adjusted EBITDA was $33.2 million and Distributable Cash Flow was $17.2 million for the third quarter of 2010. The Partnership's distribution of $0.025 per common unit with respect to the third quarter of 2010 will be paid on Friday, November 12, 2010 to the Partnership's common unitholders of record at the close of business on Monday, November 8, 2010.
Capitalization and Liquidity Update
Total debt outstanding under the Partnership's revolving credit facility as of September 30, 2010 was $515.4 million. Outstanding borrowings were reduced by $50.0 million during the third quarter of 2010 using proceeds from the Partnership's rights offering, which was completed on June 30, 2010. Since April 30, 2009, the Partnership has reduced its total debt outstanding under its revolving credit facility by $322 million.
As of September 30, 2010, the revolving credit facility had aggregate commitments of approximately $871 million after adjusting for the unfunded portion of Lehman Brothers' commitment and the Second Amendment to the credit facility which obligated the Partnership to use $100 million of the proceeds from the sale of its Mineral Business to make a mandatory prepayment towards its outstanding borrowings and reduced the Partnership's borrowing capacity under the facility by $100 million. The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until December 2012. Availability under the credit facility is a function of undrawn commitments and the limitations imposed by the borrowing base for the Upstream Business and traditional cash-flow based covenants for the Midstream Business. The borrowing base for the Upstream Business was $130 million for the third-quarter 2010; however, it was recently increased to $140 million effective October 1, 2010 as part of the Partnership's regularly scheduled semi-annual borrowing base redetermination, with no increase in credit facility fees.
Hedging Update

On October 20, 2010, the Partnership entered into a forward NYMEX Henry Hub swap covering 50,000 MMBtu per month for the full calendar year 2013 with a strike price of $5.295 per MMBtu.
Eagle Rock posts periodic updates to its Commodity Hedging Overview presentation on its website to describe the details of its latest hedge transactions and its existing hedge portfolio. The latest presentation can be accessed by going to www.eaglerockenergy.com; select Investor Relations; then select Presentations.
Conference Call
Eagle Rock will hold a conference call to discuss its third-quarter financial and operating results on Thursday, November 4, 2010 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com. To participate by telephone, the call-in number is 888-713-4218, confirmation code 19032400. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=PNDQ3L6WW. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 65813486. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Senior Financial Analyst
Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.
Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.
Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.
Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.
Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent: a) in our Midstream Business, capital expenditures made to replace partially or fully depreciated assets, to meet regulatory requirements, to maintain the existing operating capacity of our assets and extend their useful lives, or to connect wells to maintain existing system volumes and related cash flows; and b) in our Upstream Business, capital which is expended to maintain our production and cash flow levels in the near future.
Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.
The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges, including costs of hedge reset transactions. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2009, and the Partnership's Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$165,131	$156,779	$535,425	$468,589	$170,998
Gathering, compression, processing and treating fees	12,358	11,814	41,732	35,043	16,541
Unrealized commodity derivative gains (losses)	(17,044)	(26,002)	37,839	(127,568)	41,405
Realized commodity derivative (losses) gains	(1,535)	17,170	(10,031)	70,431	(5,813)
Other revenue	100	50	(115)	1,770	(251)
Total revenue	159,010	159,811	604,850	448,265	222,880

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	111,916	109,945	370,120	358,802	113,926
Operations and maintenance	19,037	16,934	58,636	54,624	20,364
Taxes other than income	2,613	2,731	8,961	7,818	2,811
General and administrative	10,674	10,420	36,491	34,799	12,806
Other operating (income) expenses	—	—	—	(3,552)	—
Impairment	3,432	—	6,562	242	3,130
Depreciation, depletion and amortization	26,474	26,932	82,550	81,456	28,050
Total costs and expenses	174,146	166,962	563,320	534,189	181,087
OPERATING INCOME	(15,136)	(7,151)	41,530	(85,924)	41,793
OTHER INCOME (EXPENSE):
Interest income	9	10	184	182	173
Other income	21	540	99	823	(21)
Interest expense, net	(3,016)	(4,315)	(10,994)	(17,282)	(3,833)
Realized interest rate derivative losses	(5,170)	(5,040)	(15,012)	(13,669)	(4,952)
Unrealized interest rate derivative (losses) gains	(3,112)	(5,308)	(12,288)	9,745	(4,354)
Other expense	(293)	(267)	(1,113)	(801)	(551)
Total other income (expense)	(11,561)	(14,380)	(39,124)	(21,002)	(13,538)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(26,697)	(21,531)	2,406	(106,926)	28,255
INCOME TAX (BENEFIT) PROVISION	(1,236)	5,802	(940)	1,526	(415)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(25,461)	(27,333)	3,346	(108,452)	28,670
DISCONTINUED OPERATIONS	224	2,062	43,541	5,849	39,473
NET INCOME (LOSS)	(25,237)	(25,271)	46,887	(102,603)	68,143

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,048	$2,732
Accounts receivable	66,736	88,122
Risk management assets	9,882	2,479
Due from affiliates	335	490
Prepayments and other current assets	1,789	2,790
Assets held for sale	—	135,224
Total current assets	98,790	231,837
PROPERTY, PLANT AND EQUIPMENT - Net	1,138,806	1,155,733
INTANGIBLE ASSETS - Net	116,426	132,343
DEFERRED TAX ASSET	2,122	1,562
RISK MANAGEMENT ASSETS	8,639	3,410
OTHER ASSETS	4,976	9,933
TOTAL ASSETS	$1,369,759	$1,534,818

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$83,982	$91,286
Due to affiliate	67	60
Accrued liabilities	12,427	11,110
Taxes payable	1,088	2,416
Risk management liabilities	35,202	51,650
Liabilities held for sale	—	150
Total current liabilities	132,766	156,672
LONG-TERM DEBT	515,383	754,383
ASSET RETIREMENT OBLIGATIONS	20,971	19,829
DEFERRED TAX LIABILITY	40,039	40,246
RISK MANAGEMENT LIABILITIES	30,312	32,715
OTHER LONG TERM LIABILITIES	791	575

MEMBERS' EQUITY:
Common Unitholders	629,497	484,282
Subordinated Unitholders	—	52,058
General Partner	—	(5,942)
Total members' equity	629,497	530,398
TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,369,759	$1,534,818

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$142,493	$139,359	$465,626	$425,983	$146,486
Gathering and treating services	12,358	11,814	41,732	35,043	16,541
Other revenue	—	—	—	1,619	—
Total revenue	154,851	151,173	507,358	462,645	163,027
Cost of natural gas and natural gas liquids	111,916	109,945	370,120	358,802	113,926
Operating costs and expenses:
Operations and maintenance	14,728	14,139	42,644	42,626	14,251
Impairment	—	—	3,130	—	3,130
Depreciation, depletion and amortization	19,265	18,827	56,883	55,569	18,510
Total operating costs and expenses	33,993	32,966	102,657	98,195	35,891
Operating income (loss) from continuing operations	8,942	8,262	34,581	5,648	13,210
Discontinued Operations	35	26	63	266	—
Operating income	$8,977	$8,288	$34,644	$5,914	$13,210

Upstream
Revenue
Oil and condensate sales (1)	$14,292	$10,817	$37,654	$25,373	$12,377
Natural gas sales (2)	2,617	2,221	11,982	7,081	4,733
Natural gas liquids sales (3)	4,231	4,382	15,485	10,152	5,290
Sulfur sales (4)	1,498	—	4,678	—	2,112
Other	100	50	(115)	151	(251)
Total revenue	22,738	17,470	69,684	42,757	24,261
Operating costs and expenses:
Operations and maintenance	6,922	5,178	24,224	18,311	8,010
Sulfur disposal costs	—	348	729	1,505	914
Impairment	3,432	—	3,432	242	—
Other operating income	—	—	—	(3,552)	—
Depreciation, depletion and amortization	6,810	7,768	24,433	25,119	9,058
Total operating costs and expenses	17,164	13,294	52,818	41,625	17,982
Operating income (loss)	$5,574	$4,176	$16,866	$1,132	$6,279

Corporate
Revenues:
Unrealized commodity derivative gains (losses)	$(17,044)	$(26,002)	$37,839	$(127,568)	$41,405
Realized commodity derivative (losses) gains	(1,535)	17,170	(10,031)	70,431	(5,813)
Total revenue	(18,579)	(8,832)	27,808	(57,137)	35,592
General and administrative	10,674	10,420	36,491	34,799	12,806
Depreciation, depletion and amortization	399	337	1,234	768	482
Operating (loss) income	$(29,652)	$(19,589)	$(9,917)	$(92,704)	$22,304

________________________

(1)	Revenues include a change in the value of product imbalances of $(260) and $181 for the nine months ended September 30, 2009 and the three months ended June 30, 2010, respectively.

(2)
Revenues include a change in the value of product imbalances of $(48), $519, $(780), $(2,377) and $845 for the three and nine months ended September 30, 2010 and 2009 and the three months ended June 30, 2010, respectively.

(3)	Revenues include a change in the value of product imbalances of $(81), $(81), and $28 for the three and nine ended September 30, 2010 and the nine months ended September 30, 2009, respectively.

(4)	Revenues include a change in the value of product imbalances of $27 for both the three and nine months ended September 30, 2010.

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$78,905	$67,468	$250,593	$196,791	$80,955
Gathering, compression, processing and treating services	2,821	2,795	8,811	8,209	3,048
Total revenue	81,726	70,263	259,404	205,000	84,003
Cost of natural gas and natural gas liquids	54,783	46,540	176,485	147,894	54,732
Operating costs and expenses:
Operations and maintenance	9,155	8,206	25,666	24,407	8,413
Depreciation, depletion and amortization	11,702	11,602	34,931	33,660	11,639
Total operating costs and expenses	20,857	19,808	60,597	58,067	20,052
Operating income	$6,086	$3,915	$22,322	$(961)	$9,219

East Texas/Louisiana
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$37,352	$46,253	$127,816	$134,949	$38,623
Gathering, compression, processing and treating services	8,854	7,367	29,532	21,951	12,156
Total revenue	46,206	53,620	157,348	156,900	50,779
Cost of natural gas and natural gas liquids	33,940	39,665	114,622	121,907	34,477
Operating costs and expenses:
Operations and maintenance	4,502	4,727	12,921	13,887	4,210
Depreciation, depletion and amortization	4,631	4,458	13,171	13,469	4,112
Total operating costs and expenses	9,133	9,185	26,092	27,356	8,322
Operating income	$3,133	$4,770	$16,634	$7,637	$7,980

South Texas
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$18,613	$17,324	$63,915	$73,863	$19,653
Gathering, compression, processing and treating services	472	1,348	2,570	4,211	1,164
Other revenue	—	—	—	3	—
Total revenue	19,085	18,672	66,485	78,077	20,817
Cost of natural gas and natural gas liquids	16,555	16,842	58,517	71,730	18,324
Operating costs and expenses:
Operations and maintenance	717	896	2,667	2,946	1,097
Impairment	—	—	3,130	—	3,130
Depreciation, depletion and amortization	1,281	1,287	3,960	3,995	1,192
Total operating costs and expenses	1,998	2,183	9,757	6,941	5,419
Operating income (loss) from continuing operations	532	(353)	(1,789)	(594)	(2,926)
Discontinued Operations	35	26	63	266	—
Operating income	$567	$(327)	$(1,726)	$(328)	$(2,926)

Gulf of Mexico
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$7,623	$8,314	$23,302	$20,380	$7,255
Gathering, compression, processing and treating services	211	304	819	672	173
Other revenue	—	—	—	1,616	—
Total revenue	7,834	8,618	24,121	22,668	7,428
Cost of natural gas and natural gas liquids	6,638	6,898	20,496	17,271	6,393
Operating costs and expenses:
Operations and maintenance	354	310	1,390	1,386	531
Depreciation, depletion and amortization	1,651	1,480	4,821	4,445	1,567
Total operating costs and expenses	2,005	1,790	6,211	5,831	2,098
Operating income	$(809)	$(70)	$(2,586)	$(434)	$(1,063)

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	123,541	134,690	128,201	140,725	132,625
East Texas/Louisiana	205,194	236,561	209,724	257,957	211,157
South Texas	49,842	66,680	64,495	85,496	69,786
Gulf of Mexico	101,473	131,527	100,560	115,591	97,926
Total	480,050	569,458	502,980	599,769	511,494

NGLs - (Net equity gallons)
Texas Panhandle	8,342,850	12,170,309	27,755,253	34,620,772	9,856,420
East Texas/Louisiana	4,856,237	5,830,042	13,782,167	14,672,928	4,246,347
South Texas	285,505	252,005	904,474	929,452	313,271
Gulf of Mexico	1,175,792	1,376,512	3,274,364	4,280,670	1,011,256
Total	14,660,384	19,628,868	45,716,258	54,503,822	15,427,294

Condensate - (Net equity gallons)
Texas Panhandle	12,734,275	9,938,819	32,766,204	25,944,824	11,312,296
East Texas/Louisiana	397,199	218,552	1,220,938	1,603,175	352,446
South Texas	13,942	210,984	1,026,128	1,167,630	528,120
Total	13,145,416	10,368,355	35,013,270	28,715,629	12,192,862

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(4,776)	(4,685)	(5,405)	(5,524)	(7,134)
East Texas/Louisiana	317	2,295	949	2,790	719
South Texas	773	1,784	995	928	1,152
Total	(3,686)	(606)	(3,461)	(1,806)	(5,263)

Average realized NGL price - per Bbl
Texas Panhandle	$40.38	$33.55	$44.99	$29.33	$45.95
East Texas/Louisiana	$31.32	$41.37	$34.48	$30.63	$33.26
South Texas	$40.81	$30.71	$45.09	$28.74	$43.91
Gulf of Mexico	$43.52	$37.70	$45.31	$31.79	$43.86
Weighted Average	$37.74	$35.63	$42.15	$29.87	$42.28

Average realized condensate price - per Bbl
Texas Panhandle	$60.82	$65.13	$64.81	$57.79	$67.37
East Texas/Louisiana	$79.15	$65.49	$75.91	$59.35	$75.48
South Texas	$67.24	$58.06	$74.56	$45.02	$72.51
Total	$60.31	$65.03	$65.33	$57.57	$68.10

Average realized natural gas price - per MMbtu
Texas Panhandle	$3.45	$2.78	$3.98	$2.98	$3.45
East Texas/Louisiana	$4.56	$3.42	$5.15	$3.74	$4.94
South Texas	$4.45	$3.06	$4.60	$3.66	$3.85
Total	$3.97	$3.09	$4.47	$3.42	$3.97

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
Upstream
Production: (1)
Oil and condensate (Bbl)	212,083	213,351	613,315	628,527	203,767
Gas (Mcf)	778,793	991,827	2,743,883	2,792,316	1,022,627
NGLs (Bbl)	102,967	128,379	355,470	375,215	132,085
Total Mcfe	2,669,093	3,042,207	8,556,593	8,814,768	3,037,739

Sulfur (long ton)	17,622	27,634	69,929	96,063	33,191

Realized prices, excluding derivatives: (1) (2)
Oil and condensate (per Bbl)	$60.21	$50.78	$60.98	$40.79	$63.11
Gas (Mcf)	$4.30	$3.25	$4.54	$3.47	$4.08
NGLs (Bbl)	$41.92	$34.67	$45.70	$27.07	$43.92
Sulfur (long ton) (3)	$80.54	$—	$75.38	$—	$102.96

Operating statistics:
Operating costs per Mcfe (incl production taxes) (4)	$2.59	$1.70	$2.83	$2.08	$2.64
Operating costs per Mcfe (excl production taxes) (4)	$1.93	$1.05	$2.08	$1.45	$2.01
Operating income per Mcfe	$2.09	$1.37	$1.97	$0.13	$2.07

Drilling program (gross wells):
Development wells	3	—	6	5	2
Completions	2	—	5	4	2
Workovers	6	4	13	10	1
Recompletions	5	—	11	4	3

______________________

(1)
Volumes and realized prices for the nine months ended September 30, 2010 and the three months ended June 30, 2010 have been revised from prior period amounts for a reallocation which was recorded in December 2009 and June 2010.

(2)	Calculation does not include impact of product imbalances.

(3)
During the nine months ended September 30, 2010, an adjustment was made to decrease sulfur volumes by 5,230 long tons related to a prior period adjustment. This adjustment is excluded from the calculation of realized prices.

(4)
Excludes sulfur disposal costs of $0.7 million, $0.3 million, $1.5 million, and $0.9 million for the nine months ended September 30, 2010, the three and nine months ended September 30, 2009 and the three months ended June 30, 2010, respectively.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
Net income (loss) to adjusted EBITDA
Net income (loss), as reported	$(25,237)	$(25,271)	$46,887	$(102,603)	$68,143
Depreciation, depletion and amortization	26,474	26,932	82,550	81,456	28,050
Impairment	3,432	—	6,562	242	3,130
Risk management interest related instruments - unrealized	3,112	5,308	12,288	(9,745)	4,354
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	17,044	26,002	(37,839)	127,568	(41,405)
Other Operating (income) expenses (non-recurring)	—	—	—	(3,552)	—
Non-cash mark-to-market of Upstream product imbalances	102	780	(465)	2,609	(1,033)
Restricted units non-cash amortization expense	1,294	904	4,652	5,024	1,550
Income tax provision (benefit)	(1,236)	5,802	(940)	1,526	(415)
Interest - net including realized risk management instruments and other expense	8,470	9,612	26,935	31,570	9,163
Other (income)/expense	(21)	(540)	(99)	(823)	21
Discontinued operations	(224)	(2,062)	(43,541)	(5,849)	(39,473)
Adjusted EBITDA	$33,210	$47,467	$96,990	$127,423	$32,085

Net income (loss) to distribute cash flow
Net income (loss), as reported	$(25,237)	$(25,271)	$46,887	$(102,603)	$68,143
Depreciation, depletion and amortization expense	26,474	26,932	82,550	81,456	28,050
Impairment	3,432	—	6,562	242	3,130
Risk management interest related instruments-unrealized	3,112	5,308	12,288	(9,745)	4,354
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	17,044	26,002	(37,839)	127,568	(41,405)
Capital expenditures-maintenance related	(7,903)	(4,392)	(19,970)	(12,011)	(6,883)
Non-cash mark-to-market of Upstream product imbalances	102	780	(465)	2,609	(1,033)
Restricted units non-cash amortization expense	1,294	904	4,652	5,024	1,550
Other Operating (income) expenses (non-recurring)	—	—	—	(3,552)	—
Income tax provision (benefit)	(1,236)	5,802	(940)	1,526	(415)
Other (income)/expense	(21)	(540)	(99)	(823)	21
Cash income taxes	376	(635)	(605)	(992)	(565)
Discontinued operations	(224)	(2,062)	(43,541)	(5,849)	(39,473)
Distributable cash flow	$17,213	$32,828	$49,480	$82,850	$15,474

Supplemental Information
($ in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2010
	2010	2009	2010	2009
Amortization of commodity derivative costs	$437	$10,590	$3,515	$33,886	$430

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